EXHIBIT 16.1

PARKER RANDALL CF (HK) CPA LTD.

ROOM 201, 2/F, TWO GRAND TOWER

625 NATHAN ROAD

MONG KOK, KOWLOON

HONG KONG

Phone: 852 3576 3455

Fax: 852 2625 1263

http:// www.prcfcpa.com.hk

April 20, 2016

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

Re:  Grand China Energy Group Limited

On April 7, 2016 we were dismissed as auditor for Grand China Energy Group Limited. We have read Grand China Energy Group Limited’s statements included under Item 4.01 of its Form 8-K dated April 7, 2016 and agree with such statements, insofar as they apply to Parker Randall CF (HK) CPA Ltd.

Very truly yours,

/s/ Parker Randall CF (HK)CPA Ltd.
Parker Randall CF (HK) CPA Ltd.